EXHIBIT 10.30
SEPARATION DEED
     This Separation Deed (“Deed”) is entered into on the 12th day of April, 2007 by and between Boon Heng (Peter) Tan, an individual, (“Executive”) and Flextronics International Ltd. (“FIL”), Flextronics International Asia-Pacific Ltd (“Flextronics” or the “Company”) and Flextronics Technology (Singapore) Pte Ltd. (“Flextronics Singapore”). This Deed is made effective as of the 31st day of March, 2007.
1. Executive’s Relationship with the Company. Executive acknowledges that he has been and currently is employed by the Company and by Flextronics Singapore and he currently serves as President and Managing Director of the Asia operations of FIL. Executive’s employment with the Company will be terminated effective June 30, 2007 (“Employment Termination Date”). Between April 1, 2007, and the Employment Termination Date (the “Transition Period”), Executive will continue to work for the Company at the express direction of the Chief Executive Officer of FIL; provided, that Executive agrees that, throughout the Transition Period, he shall not be authorized to represent the Company, Flextronics Singapore, FIL or any other affiliate of FIL in any matter, unless expressly authorized in writing by the Chief Executive Officer of FIL.
Executive has returned or will return by June 30, 2007, to Flextronics all Flextronics property, including documents, keys, hardware, software, computers, monitors, telephones, mobile devices, credit cards and any other property of Flextronics and any information Executive has about FIL’s practices, procedures, trade secrets, customer lists, or product marketing.
Executive agrees and acknowledges that the restrictive covenants set out in paragraph 8 of this Deed constitute the main consideration of this Deed. Executive further agrees that in the event he breaches any of the restrictive covenants or any part of the restrictive covenant which is sought to be enforced is found to be unenforceable, he shall not be entitled to any compensation not yet paid and shall repay to the Company all payments received under paragraph 4.
2. Salary and Benefits.
     a. Salary; Paid Time Off (PTO). Executive will be paid his earned salary through the Transition Period, in accordance with the Company’s and Flextronics Singapore’s usual payroll practices. Executive acknowledges and agrees that the amounts to be paid to Executive on the Employment Termination Date pursuant to paragraph 4 are also in full satisfaction of any PTO accruing to Executive as of the Employment Termination Date and that Executive will not be entitled to any further payments related to PTO.
     b. Healthcare Benefits. Until the Employment Termination Date, Executive and his family shall continue to be eligible for health insurance in accordance with the health insurance plan maintained by Flextronics for similarly situated employees. Flextronics and Executive shall continue to pay the previously agreed upon respective shares of the premiums for such health care coverage through deductions from Executive’s base salary paid pursuant to subparagraph (a)

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above. Flextronics reserves the right to modify or to cancel such plans at any time for any reason.
     c. Life and Disability Insurance Plans. Beginning on the Employment Termination Date, Executive shall not be eligible for life insurance, short-term disability buy up and/or long term disability benefits.
     d. Car Allowance. Executive’s car allowance will be cancelled on the Employment Termination Date.
3. Equity Compensation. Executive has been granted stock options and share bonus awards pursuant to the Flextronics International Ltd. 1993 Share Option Plan; the Flextronics International Ltd. 2001 Equity Incentive Plan; and the Flextronics International Ltd. 2002 Interim Incentive Plan (collectively, the “Share Option and Incentive Plans”) as provided in the applicable option grant forms issued to Executive pursuant to each of the Share Option and Incentive Plans and as further amended with regard to certain options as set forth in a Waiver Letter dated August 1, 2005 (the “Waiver Letter”). The Share Option and Incentive Plans and Waiver Letter are incorporated herein by reference. Each of FIL and Executive acknowledges that as of the date of this Deed, no shares in the capital of FIL have been issued pursuant to the Share Bonus Award Agreements numbered 028042 and 028043 granted on April 17, 2006 (the “April Awards”). FIL and Executive hereby agree to cancel the April Awards. Executive acknowledges and agrees that the remaining unvested shares awarded in the Share Bonus Award Agreement number 017037 granted on July 1, 2002 (the “July Award”) will not vest by the terms of the July Award. Executive agrees to release FIL from any claims arising from and all obligations set forth in each of the April Awards and July Awards.
Executive’s options that will be vested as of the Employment Termination Date and the expiration date for each such option are listed on Exhibit A, which is attached hereto and incorporated herein by reference. Executive acknowledges that he is not entitled to any additional grants of stock options or share bonus awards in his capacity as an employee of FIL, the Company or Flextronics Singapore or as a director of any subsidiary of FIL.
4. Deferred Compensation.
     a. Deferred Bonus Plan Vesting Acceleration; Holdback. Executive was awarded a deferred bonus of US$3,200,000 in return for services to be performed in the future subject to the terms and conditions outlined in a Letter Agreement dated as of July 13, 2005 by and between the Company and Executive (the “Deferred Bonus Plan”). The deferred bonus for Mr. Tan was credited to a brokerage account. The Company and Executive agree that in consideration for Executive’s compliance with paragraph 8 during the Non-Solicitation/Non-Competition Period, the Company hereby agrees to amend the terms and conditions of the Deferred Bonus Plan to accelerate the vesting of the Deferred Bonus Plan, which would otherwise terminate unvested as of the Employment Termination Date as follows:
          (i) Executive will be entitled to one hundred percent (100%) of the balance in the Deferred Bonus Plan on the Employment Termination Date, less US$1,000,000 (the

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“Holdback”). The total balance of the Deferred Bonus Plan as of the Employment Termination Date less the Holdback is referred to as the “Initial Installment”.
          (ii) Subject to the Company’s confirmation that Executive is in compliance with paragraph 8 below during the Non-Solicitation/Non-Competition Period, the Holdback will be released as follows: US$500,000 will be vested and paid to Executive on June 30, 2008 and the remaining Holdback account balance will be vested and paid to Executive on June 30, 2009.
     b. Investment of Initial Installment; Mechanics for Transferring Initial Installment; Retention and Investment of Holdback. Executive will be entitled to direct the investment of the Initial Installment amount in the brokerage account in which it is currently held commencing on the date of this Separation Deed. The Initial Installment will be transferred to Executive on the Employment Termination Date. The Holdback will be retained in an account owned by the Company and will continue to be subject to the terms and conditions of the Deferred Bonus Plan as modified by this Deed. In each instance when the Deferred Bonus Plan is split into a portion to be transferred to Executive and a portion to be retained by the Company (i.e., the initial split into the Holdback and the Initial Installment as provided in subparagraph (a) above and upon the release of a portion of the Holdback on June 30, 2008 under subparagraph (a)(ii) above), the Deferred Bonus Plan will be split into accounts in a manner which ensures that the sums retained by the Company are invested in a manner consistent with prevailing arrangements as between the Executive and the Company as at the Effective Date.
     c. Except as otherwise expressly set forth in this paragraph 4, Executive acknowledge that he is not entitled to any additional amounts under the Deferred Bonus Plan.
5. Bonuses. Executive will remain eligible for the following bonuses. If the applicable performance targets are not achieved, no payments will be made under either bonus program.
     a. One-Time Performance-Based Bonus. If FIL achieves certain revenue and EPS growth targets for 2007 fiscal year, Executive will be eligible to receive a one time payment of US$250,000 (the “One-Time Bonus”).
     b. First Quarter 2008 Bonus. If FIL achieves certain EPS growth targets for the quarter ending June 30, 2007, Executive will be eligible to receive a bonus of up to 150% of his base salary for the quarter depending on actual EPS growth (the “Quarterly Bonus”).
The Company will pay Executive the One-Time Bonus and the Quarterly Bonus, when and if earned, in accordance with the Company’s usual practices. Executive acknowledges that he is not entitled to any additional bonuses in his capacity as an employee of FIL, the Company, Flextronics Singapore, or as a director of any subsidiary of FIL.
6. Releases.
     a. General Release by Executive of Employment-Related Matters. In consideration for the covenants and release set forth in this Deed, Executive on his own behalf and on the behalf his heirs, executors, administrators, successors, attorneys, insurers, and assigns shall release and

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discharge each of the Company, Flextronics Singapore, FIL or any of their respective affiliates (collectively referred to as the “Flextronics Group”) and any predecessor divisions or entities, their respective past and present officers, directors, shareholders, partners, attorneys, agents, employees, and their respective insurance companies, successors and assigns (hereinafter “Flextronics Releasees”), from any and all claims, of any and every kind, nature and character, known and unknown, suspected and unsuspected, including any and all claims for attorneys’ fees and costs which Executive either may now have, or has ever had, against the Flextronics Releasees, which arise in whole or in part from Executive’s employment relationship with the Company or Flextronics Singapore, the termination of that relationship, any other employment-related dealings of any kind between Executive and the Flextronics Group and/or any past or present officer, director, agent or employees of the Flextronics Group and/or with respect to any other obligation (contractual or otherwise), event, matter, claim, damages or injury arising prior to the execution of this Deed by all parties, other than claims for indemnification which may exist or arise for matters arising on or prior to the Effective Date.
This release covers, but is not limited to: any and all claims, rights, demands, and causes of action for wrongful termination, intentional or negligent infliction of emotional distress, defamation, breach of any employment contract or employment agreement, breach of the covenant of good faith and fair dealing, claim for reinstatement or rehire, failure to pay wages, commissions, benefits, paid time off (PTO), severance or other compensation of any sort, discrimination, right to paid or unpaid leave, and/or violation of any and all statutes, rules, regulations or ordinances whether state, federal or local. Nothing in this release shall affect Executive’s right, if any, to obtain unemployment benefits or any obligation set forth in this Deed. This release does not extend to any of the obligations of the Company or Flextronics Singapore arising out of this Deed.
     b. No Legal Action. Executive represents that he has not filed a legal action with any local, state or federal agency or court relating in any manner to any claim released herein, and that if any such governmental agency or court assumes jurisdiction of any complaint or charge against Flextronics Releasees on behalf of Executive, relative to any claim released herein, he will request such agency or court to withdraw from the matter.
7. Confidentiality.
     a. Restrictions on Use and Disclosure of Confidential Information. Executive acknowledges and agrees that he will remain bound by the confidentiality obligations set forth in the Service Agreement dated as of November 30, 2000 by and between Executive and FIL (the “Services Agreement”). Executive further acknowledges that the confidentiality, non-solicitation and non-compete clauses in this Deed and the Services Agreement with Flextronics are intended to be read together. Should the terms of the Services Agreement differ from the terms of this Deed, the provisions of this Deed shall prevail.
Executive agrees that any original works of authorship, products, software, and/or applications that Executive created or developed for the Flextronics Group while in the employ of FIL, the Company or Flextronics Singapore is the sole property of the Flextronics Group. Executive further acknowledges and agrees that Executive shall not, without the prior written consent of the

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Chief Executive Officer of FIL, disclose or use for any purpose (except in furtherance of the business of the Flextronics Group) any Confidential Information (as herein defined and as described in the Services Agreement) of the Flextronics Group.
     b. Scope of Confidential Information. Confidential Information shall mean any and all proprietary or confidential information of the Flextronics Group or any of its vendors or customers, whether or not developed by Executive, including without limitation the following:
          (i) Any and all technical information, including, without limitation, product data and specifications, know-how, formulae, source code, or other software information, test results, processes, inventions, research projects or product development.
          (ii) Any and all business information, including, without limitation, cost information, profits, profit margins, sales information, costs, overhead, accounting and unpublished financial information, business plans, markets, marketing methods, vendor or customer lists, including without limitation, a vendor’s or customer’s specific needs, advertising and operating strategies.
          (iii) Any and all employee information, including, without limitation, salaries, and specific strengths, weaknesses and skills of employees of the Flextronics Group.
8. Non-Solicitation and Non-Competition. For a period of two years after the Employment Termination Date (the “Non-Solicitation/Non-Competition Period”), Executive agrees as follows:
     a. Non-Solicitation of Employees. Executive understands and agrees that the relationship between Flextronics and each of its employees constitutes a valuable asset of Flextronics, that information related to employee’s skills and compensation is kept confidential, and may not be disclosed or converted for the use of Executive or any third party for any reason whatsoever. Accordingly, Executive shall not, directly or indirectly, on behalf of Executive or any third party, solicit any key employee or employee holding an executive position to terminate his or her employment relationship with the Company, Flextronics Singapore, FIL or its or their affiliates, so as not to harm the stability of the workforce of the companies.
     b. Non-Competition. Executive understands and agrees that the relationship between Flextronics and each of its customers and vendors constitutes a valuable asset of Flextronics, that information related to customers is kept confidential and may not be disclosed or converted for the use of Executive or any third party for any reason whatsoever. Accordingly, Executive shall not, directly or indirectly, on behalf of Executive or any third party, solicit any customer or vendor with whom the Executive has direct and material contact with during the course of his employment, to conduct any business with such customer that is the same as or similar to, or is otherwise competitive with, the business of Flextronics or to terminate such vendor’s or customer’s business relationship with Flextronics. In addition, Executive shall not, without the written consent of the Chief Executive Officer of FIL, directly or indirectly, individually or in any other capacity whatsoever, other than for the Company, Flextronics Singapore, FIL or any of its or their affiliates be employed by, or provide services to, or serve as a consultant, agent,

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independent contractor, partner, officer or director of, or own any equity interests in, or participate in the ownership, management, operation or control of, or be connected in any similar manner with, any Competitive Business. As used herein, the term “Competitive Business” means any company or business that (either directly or through a subsidiary) is engaged in any of the following activities, to the extent that such activity is substantially similar to or competitive with any business activity conducted or under development by the Company, Flextronics Singapore, FIL or its or their affiliates in which the Executive was directly involved in during the course of his employment.
     c. Scope of Non-Competition Agreement. Paragraph 8(b) applies to any Competitive Business in all countries in which the Company, FIL, or any of its or their affiliates has engaged in manufacturing, marketing or sales or otherwise conducted business or selling or marketing efforts at any time until the Employment Termination Date. Executive acknowledges that the scope and period of restrictions and the geographical area to which the restriction imposed in this subparagraph shall apply are fair and reasonable and are reasonably required for the protection of the Company and FIL and that subparagraph 8(b) of this Deed accurately describes the business to which the restrictions are intended to apply.
     d. It is the desire and intent of the parties that the provisions of this paragraph 8 shall be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this paragraph 8 shall be adjudicated to be invalid or unenforceable, this Deed shall be deemed amended to revise those provisions or portions to the minimum extent necessary to render them enforceable. Such amendment shall apply only with respect to the operation of this paragraph 8 in the particular jurisdiction in which such adjudication was made.
     e. Executive acknowledges that any breach of the covenants of this paragraph 8 will result in immediate and irreparable injury to the Company, FIL or any of its or their affiliates and, accordingly, consents to the application of injunctive relief and such other equitable remedies for the benefit of the Company, FIL or any of its or their affiliates as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies shall be in addition to all other legal remedies to which the Company, FIL, or any of its or their affiliates may be entitled hereunder, including, without limitation, monetary damages and the amounts described in paragraph 4 above.
     f. If Executive desires to engage in an activity which he believes may be in conflict with his obligations under this paragraph 8, then Executive may request a written waiver from FIL by contacting the Chief Executive Officer of FIL.
9. Miscellaneous
     a. Representation by Counsel. Executive hereby represents that this Deed has been carefully and fully read and is voluntarily executed. Executive represents that he has had adequate opportunity to ask any questions about the Deed. Executive also understands that the Company and its representatives are not attempting to give Executive tax advice and has strongly advised Executive to seek advice from his own tax adviser and counsel of his own choosing. Executive agrees to waive and release the Company, its agents and attorneys from any claims

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and liabilities in connection with the design and implementation of the Deed and any personal tax consequences to Executive.
     b. Governing Law; Dispute Resolution; Severability. Any disputes concerning or related to this Deed will be resolved pursuant to final and binding arbitration in Singapore, before an experienced employment arbitrator selected in accordance with the Arbitration Rules of the Singapore International Arbitration Centre, applying Singapore law (other than Singapore principles of conflicts of law). Arbitration in this manner shall be the exclusive remedy for any such dispute. Each party will pay the fees of their respective attorneys and the expenses of their witnesses and any other expenses connected with the arbitration and will share equally all other costs of the arbitration. The arbitrator’s decision or award will be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction. If any provision of this Deed is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This Deed shall be construed in accordance with the laws of Singapore without regard to conflict of law rules.
     c. Entire Agreement. This Deed sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to any subject matter contained in this Deed, except that the Share Option and Incentive Plans, Deferred Bonus Plan and Services Agreement as defined in paragraphs 3, 4 and 7 of this Deed, respectively, shall remain in full force and effect, except as modified by this Deed. Any amendments or modifications to this Deed must be made in writing and signed by both parties.
     c. Notices. All notices required or permitted under this Deed will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses as may be designated by a party by giving written notice to the other party pursuant to this subparagraph.
     d. Counterparts. This Deed may be signed in counterparts. A copy of a signature shall have the full force and effect as an original signature.
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IN WITNESS WHEREOF, this Deed has been entered into the day and year first above written.
Signed, sealed and delivered by:
BOON HENG (PETER) TAN
in the presence of:

/s/ Peter Tan Name: Peter Tan
NRIC No./Passport No.:

The Official Seal of

FLEXTRONICS INTERNATIONAL LTD.

was hereunto affixed in the presence of:

/s/ Thomas Smach

The Common Seal of

FLEXTRONICS INTERNATIONAL ASIA-PACIFIC LTD. was hereunto affixed in the presence of:

/s/ Manny Marimuthu Director

/s/ Tommy Lo Director/Secretary

The Common Seal of

FLEXTRONICS TECHNOLOGY (SINGAPORE) PTE LTD was hereunto affixed in the presence of:

/s/ Manny Marimuthu Director

/s/ Bernard Liew Jin Yang Director/Secretary

Exhibit A
Peter Tan — Closing Statement
Employment Termination Date: June 30, 2007

Option	Grant	Plan/	Exercise	Shares	Shares	Shares	Vesting	Total	Last Date
Number	Date	Type	Price	Granted	Exercised	Exercisable	Stop Date	Price	To Exercise
008785	12/20/2000	1993/ISO	$23.1875	15,000	0	15,000	6/30/2007	$347,812.50	12/20/2010
010343	6/15/2001	1993/NQ	$21.7600	3,672	0	3,672	6/30/2007	$79,902.72	6/15/2011
010344	6/15/2001	1993/NQ	$21.7600	11,328	0	11,328	6/30/2007	$246,497.28	6/15/2011
012248	7/6/2001	1993/NQ	$23.0200	109	0	109	6/30/2007	$2,509.18	7/6/2011
012249	7/6/2001	1993/NQ	$23.0200	641	0	641	6/30/2007	$14,755.82	7/6/2011
019108	7/1/2002	2002/NQ	$5.8800	100,000	100,000	0	6/30/2007	$0.00	N/A
021598	7/1/2003	2002/NQ	$10.3400	50,000	0	48,958	6/30/2007	$506,225.72	9/30/2007
017873	1/9/2004	2002/NQ	$16.5700	125,000	0	125,000	6/30/2007	$2,071,250.00	1/9/2014
023613	9/28/2004	2001/NQ	$13.1800	100,000	0	100,000	6/30/2007	$1,318,000.00	9/28/2014
024635	10/29/2004	2001/NQ	$12.0500	150,000	0	100,000	6/30/2007	$1,205,000.00	9/30/2007
026807	5/13/2005	2001/NQ	$12.3700	250,000	0	250,000	6/30/2007	$3,092,500.00	9/30/2007

		TOTALS		805,750	100,000	654,708		$8,884,453.22